UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     -------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of report (Date of earliest event reported): February 3, 2005



                                 INTELSAT, LTD.
               (Exact Name of Registrant as Specified in Charter)


          Bermuda                    000-50262                98-0346003
      (State or Other         (Commission File Number)      (IRS Employer
Jurisdiction of Incorporation)                          Identification Number)

Wellesley House North, 2nd Floor, 90 Pitts Bay Road,      HM 08
                Pembroke, Bermuda
    (Address of Principal Executive Offices)            (Zip Code)
                 (441) 294-1650
Registrant's telephone number, including area code

                                       n/a
                        (Former Name or Former Address,
                         If Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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ITEM 7.01 REGULATION FD DISCLOSURE

        On February 3, 2005, Intelsat, Ltd. (the "Company") announced that it and a newly formed subsidiary (the "Initial Issuer") intend to issue new Senior Discount Notes due 2015 (the "Discount Notes"). The press release issued in connection with this announcement is furnished herewith as Item 99.1.

         In connection with the offering of the Discount Notes, Intelsat, Ltd. disclosed to certain potential investors that the covenants that would be included in the indenture pursuant to which such Discount Notes will be issued will be substantially similar to those contained in the indenture governing the notes issued on January 28, 2005 (the "Acquisition Notes") in connection with the acquisition of the Company by Zeus Holdings Limited ("Zeus"), and under which Intelsat (Bermuda), Ltd. is the obligor, except that changes will be made to reflect the transactions set forth below in this paragraph, that the Discount Notes will be issued as discount notes and that the obligor on the Discount Notes at issuance will be Intelsat, Ltd. and the Initial Issuer. Subject to regulatory approvals, all of the assets and liabilities of Intelsat (Bermuda), Ltd. will be transferred to a newly formed subsidiary of Intelsat (Bermuda), Ltd., after which the Initial Issuer will amalgamate with, or will transfer its assets and liabilities to, Intelsat (Bermuda), Ltd. Thereafter, the obligors on the Discount Notes will be Intelsat (Bermuda), Ltd. and Intelsat, Ltd. The indenture governing the Discount Notes will include a covenant prohibiting the incurrence of new debt resulting in a ratio of Debt to Adjusted EBITDA (as these terms are defined in the indenture) in excess of 5.25 to 1.00. The Company further disclosed that, for the twelve months ended September 30, 2004 and pro forma for, among other things, the March 2004 acquisition of satellites and related assets from Loral Space & Communications Corporation and certain of its subsidiaries (the "Loral Transaction"), the sale of the Discount Notes and the funding and other transactions related to the acquisition of the Company by Zeus, Adjusted EBITDA (as calculated below) was approximately $791 million.

         This disclosure describes Adjusted EBITDA, which is a financial measure not in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). For the twelve months ended September 30, 2004, earnings before interest, taxes and depreciation and amortization ("EBITDA") of $748 million, calculated on the same pro forma basis as described in the paragraph above, is loss from continuing operations (negative $249 million), plus interest expense ($356 million), interest expense - accretion of long-term debt ($58 million), provision for income taxes ($32 million), and depreciation and amortization ($557 million) less interest income ($6 million). For the twelve months ended September 30, 2004, Adjusted EBITDA of $791 million, calculated on the same pro forma basis as described above, is EBITDA ($748 million) calculated as per the preceding sentence plus non-cash compensation and benefits ($14 million), restructuring costs ($5 million), transaction-related expenses ($15 million), equity investment losses ($3 million) and non-recurring and unusual gains/losses primarily related to the Company's withdrawn initial public offering ($5 million).

         The Company has disclosed Adjusted EBITDA because this measure will be used in the indentures the Discount Notes and the Acquisition Notes as well as the Intelsat (Bermuda), Ltd.'s Senior Secured Credit Facilities, to test the permissibility of certain types of transactions. The Company believes that the inclusion of the adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about certain non-cash items and about unusual items. However, this measure is not a measurement of


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financial performance under U.S. GAAP, and EBITDA and Adjusted
EBITDA may not be comparable to similarly titled measures of other companies. Neither EBITDA nor Adjusted EBITDA should be considered as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

                  (a) Not applicable.

                  (b) Not applicable.

                  (c) Exhibits

         Exhibit No.                Document Designation
         ----------                 --------------------
         99.1                       Press Release dated February 3, 2005.


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                                   SIGNATURE


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  February 3, 2005

                                          INTELSAT, LTD.


                                          By: /s/   Conny Kullman
                                             -----------------------------------
                                             Name:  Conny Kullman
                                             Title: Chief Executive Officer


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                                  EXHIBIT INDEX

         Exhibit No.                Document Designation
         ----------                 --------------------
         99.1                       Press Release dated February 3, 2005.


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